THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

BUSINESS COMBINATION OF VAALCO AND TRANSGLOBE

CREATING A DIVERSIFIED AFRICAN-FOCUSED E&P BUSINESS SUPPORTING SUSTAINABLE GROWTH AND STOCKHOLDER RETURNS

HOUSTON, TEXAS, CALGARY, ALBERTA, July 14, 2022 — VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO”) and TransGlobe Energy Corporation (TSX: TGL; NASDAQ: TGA; AIM: TGL) ("TransGlobe") (VAALCO and TransGlobe together, the “Combined Company”) announced today that they have entered into a definitive arrangement agreement (the “Arrangement Agreement”) pursuant to which VAALCO will acquire all of the outstanding common shares of TransGlobe in a stock-for-stock strategic business combination transaction valued at US$307 million (the “Transaction”). Under the terms of the Arrangement Agreement, VAALCO will acquire each TransGlobe share for 0.6727 of a VAALCO share of common stock, which represents a 24.9 per cent(1) premium per TransGlobe common share based on the companies’ respective 30-day volume weighted average share prices as of market close on July 13, 2022. The Transaction will result in VAALCO stockholders owning approximately 54.5 percent and TransGlobe shareholders owning approximately 45.5 percent of the Combined Company.

Strategic Rationale for the Transaction

The combination of VAALCO and TransGlobe will create a world-class African-focused E&P Company supporting sustainable growth and stockholder returns, and provide a host of benefits to the Combined Company’s stockholders and other stakeholders:

•	The Transaction will bring together two complementary businesses, creating an operated, full-cycle portfolio of low-risk, high return assets under a production and development-oriented business model:

o	Assets located in prolific and established basins in Egypt, Gabon, Equatorial Guinea and Canada, with significant future growth potential;

o

Combination of two highly capable subsurface / technical, operational and business development teams enabling the pooling of operational best practices, skills and technology across the combined portfolio; and

o	A highly experienced management team with an established and multi-decade track record of value creation in the Combined Company’s areas of operation;

•

The Combined Company will have a larger, and more diversified reserves and production base, enhancing risk management, increasing portfolio optionality to high-grade and sequence investment projects towards the highest-return projects, as well as increasing access to a broader set of capital sources relative to each company on a standalone basis. The management of VAALCO and TransGlobe estimate:

o

Combined 2022 mid-point production guidance of 19,100 barrels of oil equivalent per day (“boepd”) on a net revenue interest (“NRI”) (96 per cent oil & liquids) basis across Egypt, Gabon and Canada and 24,400 boepd on a working interest (“WI”) basis(2);

o

Combined proved (1P) reserves on an NRI basis of 32 million barrels of oil equivalent (“MMboe”) (92 per cent oil) and 41 MMboe on a WI basis (92 per cent oil) (as at January 1, 2022 in the case of VAALCO and as at December 31, 2021 in the case of TransGlobe)(2); and

o

Combined proved plus probable (2P) reserves on an NRI basis of 51 MMboe (90 per cent oil) and 66 MMboe (91 per cent oil) on a WI basis (as at January 1, 2022 in the case of VAALCO and as at December 31, 2021 in the case of TransGlobe)(2);

•

The Combined Company will be in a net cash(3) position, with US$53 million in combined net cash as of March 31, 2022 (prior to the receipt of US$44.6 million in April 2022 from VAALCO’s March 2022 lifting), and have operational free cash flows to underpin sustainable stockholder returns and growth while maintaining sufficient liquidity and a continued robust balance sheet;

•

The Combined Company will reinforce VAALCO’s and TransGlobe’s existing commitment to financial discipline and stockholder returns, with a target annualized dividend of US$28 million, an annualized target of approximately 25 cents per share (with payments to be made quarterly), and with a focus on further enhancing stockholder distributions through returning excess cash via share buybacks and/or dividends;

•

The Combined Company will have an attractive inventory of organic growth projects across the portfolio in all regions, and will be more favorably positioned to self-fund, optimize and generate value from these projects on account of the Combined Company’s superior operational and technical capabilities and financial resources, relative to each of VAALCO and TransGlobe on an individual basis;

•

In addition, with increased scale and broader geographical operations, it is expected that the Combined Company will be well positioned to benefit from additional targeted inorganic growth in Africa, with reference to strict strategic, financial and operational criteria;

•

Stockholders in the Combined Company should benefit from a more liquid investment, with an increased number of shares traded on the NYSE and LSE, a combined stockholder profile and increased visibility in the public capital markets, building on the strong equity performance of each of VAALCO and TransGlobe in recent years; and

•	The Boards of Directors of both companies have unanimously approved the Transaction.

George Maxwell, VAALCO’s Chief Executive Officer, said:

“This transformational transaction is consistent with VAALCO’s strategic growth objectives of expanding our African footprint and providing an enlarged platform to deliver long-term, sustainable value for our stockholders.  The respective portfolios complement one another well and result in a diverse, full-cycle asset base which materially increases our production, more than doubles our reserves, and significantly enhances our ability to generate meaningful cash flow. Just as important, this combination results in a financially stronger company with no net debt, significant cash on the balance sheet and the size and scale to better fund and execute on a robust set of organic opportunities while delivering accretive long-term growth objectives.

“VAALCO and TransGlobe share similar corporate cultures with firm commitments to financial discipline, stockholder value, operational excellence and positive ESG impact.  As such, we believe this transaction is mutually beneficial for the broader stakeholders of both companies and reinforces the ability of the Combined Company to deliver on those commitments.  We look forward to engaging with both sets of equity holders as we re-emphasize the mutually beneficial nature of the proposed transaction and the vision for the stronger Combined Company.”

Randy Neely, TransGlobe’s President and Chief Executive Officer, said:

“We are very pleased to bring together two leading international oil and gas companies, each with decades of operational excellence in Africa. Under the stewardship of a joint VAALCO and TransGlobe board, we are confident that the assets of VAALCO and TransGlobe will continue to provide strong shareholder returns. The additional scope and scale of the combined entity will provide a larger platform, which will provide greater stability to TransGlobe’s practice of distributing cash to shareholders as well as growth investment in TransGlobe’s operations in Egypt and Canada. The TransGlobe management team is committed to working with George, Ron and their team to ensure a successful combination of our industry-leading teams.”

Management, Board and Corporate Matters

The Combined Company will continue to be led by George Maxwell as Chief Executive Officer and Ron Bain as Chief Financial Officer, with the executive team of TransGlobe remaining with the business through a three to six month transition period.

•

The Combined Company’s Board of Directors will be proportionally comprised of VAALCO and TransGlobe non-executive directors, with Andrew L. Fawthrop as Chair, David Cook, Edward LaFehr, Tim Marchant, Fabrice Nze-Bekale, and Cathy Stubbs as non-executive directors and George Maxwell as a director and Chief Executive Officer;

•	TransGlobe’s technical teams in Canada and Egypt provide skillsets that are applicable to the entire combined portfolio;

•	VAALCO will remain a Delaware corporation with its corporate headquarters situated in Houston, Texas;

•	VAALCO’s shares will continue be listed on the NYSE and are intended to be readmitted to trading on the Standard Segment of the LSE, both under the ticker symbol “EGY”; and

•	VAALCO intends to apply for the cancellation of trading of TransGlobe’s shares on AIM, and the delisting of TransGlobe’s shares from the TSX and TransGlobe’s shares will be delisted from the Nasdaq.

 Transaction Terms

•	VAALCO to acquire, through an indirect wholly-owned subsidiary, each TransGlobe share for 0.6727 of a VAALCO share;

•	Implied TransGlobe equity value of US$307 million (with premium), and enterprise value of US$273 million assuming cash of US$37 million and debt of US$3 million as of March 31, 2022;

•	A 24.9 per cent premium per TransGlobe share based on VAALCO’s and TransGlobe’s respective 30-day volume weighted average share prices as of July 13, 2022;

•	VAALCO stockholders and TransGlobe shareholders will own approximately 54.5 per cent and 45.5 per cent of the Combined Company, respectively;

•	The Transaction will be implemented by way of a court-approved plan of arrangement under the Business Corporations Act (Alberta);

•

The Transaction requires approval by at least 66 2/3% of the votes cast by the holders of TransGlobe shares present in person or represented by proxy at a special meeting of the holders of the TransGlobe shares to be called to consider the Transaction;

•

The issuance of the VAALCO shares pursuant to the Transaction requires approval by the holders of a majority of shares of VAALCO common stock who, being present or voting by proxy and entitled to vote at the VAALCO stockholders meeting, cast votes affirmatively or negatively on the VAALCO share issuance resolution. VAALCO will also propose to amend its certificate of incorporation to increase the size of its authorized share capital in order to issue the VAALCO shares. Approval of this proposed amendment will be required by the holders of a majority of the outstanding shares of VAALCO common stock entitled to vote at the VAALCO stockholders meeting;

•	The Arrangement Agreement provides for customary deal protection provisions, including reciprocal non-solicitation covenants and rights to match superior proposals;

•	The Arrangement Agreement provides for mutual termination fees of US$9.15 million in the event the Transaction is terminated by either party in certain circumstances; and

•

Each of VAALCO’s and TransGlobe’s directors and certain members of the executive leadership team have entered into voting support agreements agreeing to vote their shares or stock in favor of the Transaction.

Path to Completion

The Boards of Directors of both companies have unanimously approved the Transaction.

The Transaction is expected to close in the second half of 2022. Closing of the Transaction is subject to approval by the stockholders of VAALCO and the shareholders of TransGlobe, the approval of the Court of Queen's Bench of Alberta, approval for listing of the VAALCO shares to be issued on the applicable stock exchanges and other customary closing conditions.

It is anticipated that both the TransGlobe shareholder and VAALCO stockholder meetings will take place in the second half of 2022.

Further information regarding the Transaction will be contained in a management proxy circular that TransGlobe will prepare, file and mail to TransGlobe common shareholders in advance of the TransGlobe shareholder meeting and a proxy statement that VAALCO will file with the SEC and mail to stockholders of VAALCO in advance of the VAALCO stockholder meeting. Copies of the Arrangement Agreement and management proxy circular will be available on TransGlobe’s profile on SEDAR at www.sedar.com and the Arrangement Agreement and VAALCO proxy statement will be available at the SEC’s website at www.sec.gov. See “Important Information about the Transaction and Where to Find It” and “Certain Canadian Regulatory Matters” below.

Advisors

VAALCO has retained Stifel, Nicolaus & Company, Incorporated as sole financial advisor, and Mayer Brown International LLP, Osler, Hoskin & Harcourt LLP, and Al Kamel Law Firm as legal counsel.

Evercore Partners International LLP is acting as the sole financial advisor, and Burnet, Duckworth & Palmer LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Bird & Bird LLP and Sharkawy & Sarhan are acting as legal counsel to TransGlobe. Canaccord Genuity Limited is acting as nominated adviser and corporate broker to TransGlobe.

Analyst and Investor Webcast and Conference Call:

The management team of VAALCO will be hosting an analyst and investor webcast and conference call today at 11:00 ET, 16:00 BST. Participants should dial in 10 minutes prior to the start time and request to be connected to the “VAALCO and TransGlobe Transaction Conference Call.”

Conference Call Details

Participant Dial In (Toll Free):	1-833-685-0907
Participant International Dial In:	1-412-317-5741
UK Toll Free:	08082389064

Webcast Details

https://event.choruscall.com/mediaframe/webcast.html?webcastid=qzt6MgQE

If you are in the UK, you should only attend this conference call if you are: (i) a ‘qualified investor’ within the meaning of section 86 (7) of FSMA purchasing as principal or in circumstances under section 86 (2) of FSMA; and (ii) have professional experience in matters relating to investments and who fall within the category of persons set out in Article

19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”) or are high net worth companies within the meaning set out in Article 49 of the Order; or (iii) are otherwise permitted to attend.

Enquiries:

VAALCO Investor Contact
Al Petrie Chris Delange	+1 713 543 3422

VAALCO Financial Advisor
Stifel, Nicolaus & Company, Incorporated Callum Stewart Simon Mensley	+44 20 7710 7600

VAALCO Financial PR
Buchanan Ben Romney Chris Judd	+44 20 7466 5000	VAALCO@buchanan.uk.com

TransGlobe Investor Contact
Randy Neely (CEO) Eddie Ok (VP and CFO)	+1 403 264 9888	investor.relations@trans-globe.com

TransGlobe Financial Advisor
Evercore Partners International LLP David Waring Aditya Lohia Andrew MacNiven	+44 20 7653 6000

TransGlobe Nomad & Broker
Canaccord Genuity Limited Henry Fitzgerald-O’Connor Gordon Hamilton	+44 20 7523 8000

TransGlobe Investor Relations
Tailwind Associates Darren Engels	+1 403 618 8035

Endnotes

(1)	Calculated as the volume-weighted average price for the 30 preceding trading days for VAALCO (US$7.53/ share) and TransGlobe (US$4.06/share).

(2)	Caution to U.S. and Canadian Investors Regarding Management’s Reserve Estimates

Aggregated reserves figures prepared by management and not reviewed by competent person as required by local requirements. Reserve estimates of VAALCO and TransGlobe are prepared under different standards and may not be directly comparable in all relevant respects. References to reserves in this document represent crude oil and natural gas reserves only and, in each case, prepared by VAALCO management and TransGlobe management. VAALCO’s proved reserves or “1P” reserves net of royalties were prepared in accordance with United States Financial Accounting Standards Board’s (“FASB”) ASC Topic 932 – Extractive Activities – Oil and Natural Gas under U.S. GAAP and subpart 1200 of Regulation S-K promulgated by the SEC (the “U.S. Standards”).  VAALCO’s proved reserves, or “1P” reserves, on a working interest basis prior to the deduction of royalties and VAALCO’s proved plus probable “2P” reserves represent estimates prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021 using escalated crude oil price and cost assumptions made by VAALCO’s management. The U.S. Standards definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021 and from Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). As a result, VAALCO’s 1P working interest reserves and 2P reserves may not be comparable to U.S. Standards or Canadian standards. The U.S. Standards require United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC’s definitions. VAALCO’s 1P working interest reserves and 2P reserves may differ from the U.S. Standards and Canadian standards definitions of proved and probable reserves. Management of VAALCO uses 1P working interest reserves and 2P reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of VAALCO to other companies. Management of VAALCO believes that the presentation of VAALCO’s 1P working interest reserves and 2P reserves and of the combined reserves is useful to its international investors, particularly those that invest in companies trading on the LSE, in order to better compare such reserves information to other LSE-traded companies that report similar measures. VAALCO also believes that this information enhances its investors’ and securities analysts’ understanding of its business. However, 1P working interest reserves and 2P reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating VAALCO’s business, investors should rely on VAALCO’s SEC proved reserves and consider 1P working interest reserves and 2P reserves only supplementally.

Additionally, TransGlobe’s reserves were determined in accordance with the standards set out in the Canadian Oil and Gas Evaluation Handbook (the “COGEH”) and the reserves definitions contained in NI 51-101, as required for a Canadian reporting issuer under Canadian securities laws, and the 1P and 2P reserves estimates of VAALCO were not.  The forecast of prices, inflation and exchange rates utilized in the TransGlobe reserves information were computed using the average of the forecasts of GLJ Ltd., McDaniel & Associates Consultants Ltd. and Sproule Associates Limited each dated January 1, 2022. None of VAALCO, TransGlobe, or either of their respective qualified independent reserves evaluators has been involved in the preparation of the other company’s reserve estimates. Neither VAALCO’s nor TransGlobe’s independent reserves evaluators have been involved with the preparation of the combined reserves information in this document. In addition to being a reporting issuer in all provinces of Canada, TransGlobe is a registrant with the SEC but is permitted to present disclosure of its reserves information in accordance with the standards set out in COGEH and the reserves definitions contained in NI 51-101. Estimates of reserves and future net revenue made in accordance with COGEH and NI 51-101 will differ from corresponding measures prepared in accordance with the U.S. Standards and those differences may be material. COGEH and NI 51-101, for example, require disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas the U.S. Standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months and that the standardized measure reflect discounted future net income taxes related to VAALCO’s operations. In addition, COGEH and NI 51-101 permit the presentation of reserves estimates on a “company gross” basis, representing TransGlobe’s working interest share before deduction of royalties, whereas the U.S. Standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under the U.S. Standards.  NI 51-101 requires that proved undeveloped reserves be reviewed annually for retention or reclassification if development has not proceeded as previously planned, while the U.S. Standards specify a five-year limit after initial booking for the development of proved undeveloped reserves. Finally, the SEC prohibits disclosure of oil and gas resources in SEC filings, including contingent resources, whereas Canadian securities regulatory authorities allow disclosure of oil and gas resources. Resources are different than, and should not be construed as, reserves. The foregoing is not an exhaustive summary of Canadian, U.S. or U.K. reserves reporting requirements. The management information circular to be prepared for the TransGlobe shareholder meeting will contain COGEH compliant reserves disclosure for VAALCO and for TransGlobe and such information, including any combined reserves information contained therein, shall replace the estimates contained in this document.  VAALCO and TransGlobe did not construct a consolidated reserves report for the Combined Company.  Therefore, the actual reserve of the Combined Company, may differ from the pro forma reserves for a number of reasons.

A breakdown of VAALCO’s and TransGlobe’s reserves used in this document is below:

	Net Proved Reserves (U.S. Standards)(1)	Working Interest Proved Reserves (2018 Petroleum Resources Management Systems)(2)(5)	2P Reserves, Net (2018 Petroleum Resources Management Systems)(3)	Working Interest 2P Reserves (2018 Petroleum Resources Management Systems)(3)(5)
VAALCO	11.2 MMbbl	12.9 MMbbl	17.0 MMbbl	19.5 MMbbl

	Proved Reserves, Net (Canadian NI 51-101 Standard)(4)	Working Interest Proved Reserves (Canadian NI 51-101 Standard)(5)	Proved and Probable Reserves, Net (Canadian NI 51-101 Standard)(4)	Working Interest 2P Reserves (Canadian NI 51-101 Standard)(5)
TransGlobe	20.8 MMboe	28.0 MMboe	34.3 MMboe	46.1 MMboe

(1) VAALCO proved “1P” reserves, net are net revenue interest share of volumes on a working interest basis, after deduction of royalty and are prior to deductions for “income tax barrels”. Reserves estimates prepared in accordance with U.S. Standards.

(2) VAALCO proved “1P” reserves, working interest represent proved estimates prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers using VAALCO management assumptions.

(3) VAALCO proved plus probable “2P” reserves represent proved plus probable estimates prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers using VAALCO management assumptions.

(4) TransGlobe net reserves are TransGlobe’s working interest share after deduction of royalties. Net reserves in Egypt include TransGlobe’s share of future cost recovery and production sharing oil after the government’s royalty interest but before reserves relating to income taxes payable. Under this method, a portion of the reported reserves will increase as oil prices decrease (and vice versa) as the barrels necessary to achieve cost recovery change with prevailing oil prices. Reserves were determined in accordance with the standards set out in COGEH and the reserves definitions contained in NI 51-101.

(5) Working interest numbers are pre-deduction of royalties.

(3)

Net cash of the Combined Company is a supplemental financial measure which does not have any standardized meaning under IFRS and therefore may not be comparable to similar measures presented by other companies.  TransGlobe considers net cash to be a key measure to assess TransGlobe's liquidity position at a point in time.  The most directly comparable GAAP measure for net cash is cash and cash equivalents.  Net cash is equal to total cash and cash equivalents less long-term debt.  TransGlobe's net cash position at March 31, 2022 of $34 million was determined by taking the March 31, 2022 cash balance of $37 million, less long-term debt of $3 million at March 31, 2022. VAALCO's net cash position at March 31, 2022 of $19 million was equal to the March 31, 2022 cash and equivalent balance.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

VAALCO is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which VAALCO is the operator.

About TransGlobe

TransGlobe Energy Corporation is a cash flow-focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Important Information About the Transaction and Where to Find It

In connection with the Transaction, VAALCO intends to file preliminary and definitive proxy statements with the SEC.  The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of VAALCO as of the record date established for voting on the Transaction and will contain important information about the Transaction and related matters.  Stockholders of VAALCO and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the issuance of shares of VAALCO’s common stock in connection with the Transaction because the proxy statement will contain important information about VAALCO, TransGlobe and the Transaction.  When available, the definitive proxy statement will be mailed to VAALCO’s stockholders as of a record date to be established for voting on the Transaction.  Stockholders will also be able to obtain, without charge, copies of (i) the proxy statement, once available, (ii) the other filings with the SEC that have been incorporated by reference into the proxy statement and (iii) other filings containing information about VAALCO, TransGlobe and the Transaction, at the SEC’s website at www.sec.gov or by directing a request to: VAALCO, 9800 Richmond Avenue, Suite 700, Houston, TX 77042 , Attention: Secretary, telephone: +1 713-623-0801

Certain Canadian Regulatory Matters

In connection with the Transaction, TransGlobe intends to file a copy of the Arrangement Agreement on its profile on SEDAR (www.sedar.com).  Further, TransGlobe intends on mailing to its shareholders a management information circular and other relevant documents as of the record date established for voting on the Transaction, which will contain important information about the Transaction and related matters. Shareholders of TransGlobe are advised to read, when available, the management information circular in connection with TransGlobe’s solicitation of proxies for the meeting of TransGlobe shareholders to approve the Transaction.  When finalized, the management information circular will be mailed to TransGlobe shareholders as of a record date to be established for voting on the Transaction.  TransGlobe shareholders will also be able to obtain copies of the management information circular on TransGlobe's SEDAR profile (www.sedar.com).

Participants in the Transaction Solicitation

VAALCO, TransGlobe and their respective directors and executive officers may be deemed participants in the solicitation of proxies from VAALCO’s stockholders in connection with the Transaction.  VAALCO’s stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of VAALCO in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022, its proxy statement relating to its 2022 Annual Meeting of Stockholders filed with the SEC on April 22, 2022 and other relevant materials filed with the SEC when they become available; and (ii) regarding TransGlobe’s directors and officers in TransGlobe’s 2021 Annual Information Form, which is attached as Exhibit 99.1 to Form 40-F, filed with the SEC on March 17, 2022 and other relevant materials filed with the SEC when they become available.  Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to VAALCO’s stockholders in connection with the Transaction will be set forth in the proxy statement for the Transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Transaction will be included in the proxy statement that VAALCO intends to file with the SEC.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  Forward-looking statements in this document include, but are not limited to, statements relating to (i) the Transaction and its expected terms, timing and closing, including receipt of required approvals, satisfaction of other customary closing conditions and expected changes and appointments to the executive leadership team and board of directors; (ii) estimates of future drilling, production and sales of crude oil and natural gas; (iii) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it may acquire as a result of the Transaction into its operations; (v) expectations regarding future exploration and the development, growth and potential of VAALCO’s and TransGlobe’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vi) expectations regarding future investments or divestitures; (vii) expectations of future dividends and returns to stockholders; (viii) expectations of future balance sheet strength and credit ratings; (ix) expectations of future equity and enterprise value; (x) expectations of the continued listing of VAALCO’s common stock on the NYSE and LSE; (xi) expectations of future plans, priorities and focus and benefits of the Transaction; and (xii) the combined company’s environmental, social and governance related focus and commitments, and the anticipated benefits derived therefrom. Forward looking statements regarding the percentage share of the Combined Company that are expected to be owned by existing VAALCO stockholders and TransGlobe shareholders have been calculated based on each company’s vested outstanding shares as of the date of the Arrangement Agreement.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to obtain stockholder, shareholder, court and regulatory approvals, if any, of the Transaction; the ability to complete the Transaction on anticipated terms and timetable; the possibility that various closing conditions for the transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the tax treatment of the Transaction in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of asses to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the Transaction may not increase VAALCO’s relevance to investors in the international E&P industry, increase capital market access through scale and diversification or provide liquidity benefits for stakeholders; and other risks described (i) under the caption “Risk Factors” in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022; and (ii) in TransGlobe’s 2021 Annual Report on Form 40-F, filed with the SEC on March 17, 2022 or TransGlobe's annual information form for the year ended

December 31, 2021 dated March 17, 2022. Neither VAALCO nor TransGlobe is affirming or adopting any statements or reports attributed to the other (including oil and gas reserves information) in this document or made by the other outside of this document. More information on potential factors that could affect VAALCO’s or TransGlobe’s financial results will be included in the preliminary and the definitive proxy statements that VAALCO intends to file with the SEC in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the issuance of shares of VAALCO’s common stock in connection with the Transaction. There may be additional risks that neither VAALCO nor TransGlobe presently know, or that VAALCO or TransGlobe currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.  In addition, forward-looking statements reflect VAALCO’s and TransGlobe’s expectations, plans or forecasts of future events and views as of the date of this document. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. No obligation is being undertaken to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Certain Assumptions Relating to Forward Looking Statements

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect.  Although TransGlobe and VAALCO believe the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because TransGlobe and VAALCO can give no assurance that such expectations will prove to be correct.  Many factors could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained herein.

In addition to other factors and assumptions which may be identified in this document, assumptions have been made regarding, among other things, anticipated production volumes; the timing of receipt of regulatory and shareholder approvals for the arrangement; the ability of the combined business to realize the anticipated benefits of the arrangement; ability to effectively integrate assets and property as a result of the arrangement; ability to obtain qualified staff and equipment in a timely and cost-efficient manner; regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which TransGlobe and VAALCO conducts and the combined business will conduct its business; future capital expenditures; future sources of funding for capital programs; current commodity prices and royalty regimes; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of operation and infrastructure; recoverability of reserves and future production rates; the combined business will have sufficient cash flow, debt and equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; results of operations will be consistent with expectations; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect; the estimates of reserves and resource volumes and the assumptions related thereto are accurate in all material respects; and other matters.

No Offer or Solicitation

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transaction.  This document is for information purposes only and shall not constitute a recommendation to participate in the Transaction in the Transaction or to purchase any securities.  This document does not constitute an offer to sell or issue, or the solicitation of an offer to buy, acquire or subscribe for any securities in any jurisdiction, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or by means of a prospectus approved by the Financial Conduct Authority, or an exemption therefrom.

Non-GAAP and Other Financial Measures

Throughout this document, TransGlobe and VAALCO employ certain measures to analyse financial performance, financial position and cash flow.  These non-GAAP and other financial measures do not have any standardized meaning prescribed under IFRS and therefore may not be comparable to similar measures presented by other entities.

The non-GAAP and other financial measures should not be considered to be more meaningful than GAAP measures which are determined in accordance with IFRS, as indicators of performance.

Oil and Gas Advisories Relating to TransGlobe

The estimates of TransGlobe’s December 31, 2021 reserves set forth in this document have been prepared by GLJ Ltd. (“GLJ”), and independent qualified reserves evaluator as of December 31, 2021 in accordance with NI 51-101 and COGEH and using the forecast of prices, inflation and exchange rates computed using the average of the forecasts of GLJ, McDaniel & Associated Consultants Ltd. And Sproule Associated Limited each dated January 1, 2022.

BOEs may be misleading, particularly if used in isolation.  A BOE conversation ratio of six thousand cubic feet of natural gas to one barrel of oil equivalent (6 MCF: 1 Bbl) is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency of 6:1, utilizing a conversion on a 6:1 basis may be misleading as an indication of value.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Michael Silver, Corporate Secretary of VAALCO and on behalf of TransGlobe is Eddie Ok, Corporate Secretary of TransGlobe.

Evercore Partners International LLP ("Evercore"), acts as financial adviser to TransGlobe. Evercore acts solely for TransGlobe, and will not be responsible to anyone other than TransGlobe for providing the protections afforded to its customers or for advising any other person in relation to the contents of this announcement or on any transaction or arrangement referred to in this announcement. Evercore has not authorised the contents of this announcement (or any part of it) and no representation or warranty (express or implied) is made, or liability accepted, by Evercore as to any of the contents of this announcement without prejudice to any liability for, or remedy in respect of, fraudulent misrepresentation.

Stifel, Nicolaus & Company, Incorporated ("Stifel"), acts as financial adviser to VAALCO. Stifel acts solely for VAALCO, and will not be responsible to anyone other than VAALCO for providing the protections afforded to its customers or for advising any other person in relation to the contents of this announcement or on any transaction or arrangement referred to in this announcement. Stifel has not authorised the contents of this announcement (or any part of it) and no representation or warranty (express or implied) is made, or liability accepted, by Stifel as to any of the contents of this announcement without prejudice to any liability for, or remedy in respect of, fraudulent misrepresentation.

Canaccord Genuity Limited ("Canaccord"), a member firm of the LSE, is authorised and regulated by the FCA and acts as nominated adviser and broker to TransGlobe. Canaccord acts solely for TransGlobe, and will not be responsible to anyone other than TransGlobe for providing the protections afforded to its customers or for advising any other person in relation to the contents of this announcement or on any transaction or arrangement referred to in this announcement. Canaccord’s responsibilities as TransGlobe’s nominated adviser under the AIM Rules for Companies and the AIM Rules for Nominated Advisers are owed solely to the LSE and are not owed to TransGlobe. Canaccord has not authorised the contents of this announcement (or any part of it) and no representation or warranty (express or implied) is made, or liability accepted, by Canaccord as to any of the contents of this announcement without prejudice to any liability for, or remedy in respect of, fraudulent misrepresentation.